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EXHIBIT (p)(2)

                   9. PERSONAL TRADING POLICY / CODE OF ETHICS

9.1. GENERAL PRINCIPLES

It is the policy of BB&T Asset Management that each employee should (1) at all times place the interests of the client first; (2) conduct all personal securities transactions in a manner that is consistent with the Personal Trading Policy/Code of Ethics ("Code of Ethics") and to avoid any actual or potential conflict of interest or any abuse of the employee's position of trust and responsibility; and (3) adhere to the fundamental standard that BB&T AM employees should not take inappropriate advantage of their positions.

This Code of Ethics shall be governed by Rule 204A-1 of the Investment Advisers Act of 1940, and Rule 17j-1 of the Investment Company Act of 1940.

In connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client, employees shall not:

A)    Employ a device, scheme, or artifice to defraud a client

B) Make to a client, or to BB&T Asset Management, any untrue statement of material fact or omit to state to the client, or to BB&T Asset Management, a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C) Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the client; or

D)    Engage in any manipulative practice with respect to the client.

BB&T AM is a subsidiary of BB&T Corporation. As such, this policy is subordinate to the BB&T Corporation Code of Ethics. Therefore, all BB&T AM employees must adhere to the higher standard of this policy or the BB&T Corporation Code of Ethics.

9.2. PROHIBITION AGAINST FRONT-RUNNING AND SCALPING

Front-running is prohibited because it potentially harms the advisory client. For one, the investment professional's personal trades may adversely impact the market and cause the advisory client's trade to be executed at a less favorable price. Further, in a volatile market, the investment professional who executes his personal trade prior to the advisory client's trade may be usurping a favorable opportunity that will not be available subsequently.

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Scalping is prohibited because it results in a portfolio manager putting his own best interests ahead of the client's best interest and hence is directly contrary to the fiduciary duty underlying the investment advisor / client relationship. It is a serious violation of Firm policy for any officer or employee of BB&T AM to engage in front-running or scalping. Such misconduct will result in immediate dismissal.

9.3. PERSONAL TRADING BY FIRM PERSONNEL

In addition to the above-mentioned prohibition against front-running and scalping, which applies to everyone, the personal trading of BB&T AM personnel is governed by two types of trading policies:

(a) the reporting provisions that are applicable to all "advisory representatives" with respect to any and all BB&T AM clients under Rule 204A-1 of the Advisers Act; and

(b) the reporting provisions that are applicable to investment personnel for the BB&T mutual funds and persons who have access to their recommendations ("access persons") under Rule 17j-1 of the Investment Company Act.

Please note that, depending upon your position, functions and informational access, you may be subject to one or both of the above-mentioned types of policies.

9.4. Reporting Provisions Applicable to Advisory Representatives

The Director of Compliance is responsible for overseeing BB&T AM's compliance with the requirements of Advisers Act Rule 204A-1 regarding reporting of personal securities transactions by advisory representatives.

The Director of Compliance may delegate the review of personal securities transaction reports to one or more Compliance professionals or to an outside firm specializing in such review. The Director shall periodically review whether such delegated tasks are being performed in an appropriate manner.

      9.4.1. WHO ARE "ADVISORY REPRESENTATIVES"?

      Advisory representatives are: officers and directors of BB&T AM, analysts, portfolio managers, members of research or portfolio management teams, Regional Portfolio Managers, IARs, traders, and anyone who makes investment recommendations to clients, participates in the making of investment recommendations to clients or has knowledge of such recommendations.

      9.4.2. WHEN, WHAT AND HOW ADVISORY REPRESENTATIVES MUST REPORT

            WHEN:

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                  (A) INITIAL HOLDINGS REPORT: No later than 10 calendar days after the person becomes an advisory representative;

                  (B) QUARTERLY TRANSACTIONS REPORT: On or before the 10th
                        business day after the end of each calendar quarter; and

                  (C) ANNUAL HOLDINGS REPORT: Within 30 days of the end of each calendar year.

            WHAT:

                  (A) BENEFICIAL OWNERSHIP OF SECURITIES: The reporting requirements apply with respect to securities as to which the advisory representative has "beneficial ownership," i.e., securities held in the name of the advisory representative or:

                        (i) a spouse or minor child;

                        (ii) a relative sharing the same house;

                        (iii) any other person if, by contract, understanding or other arrangement, the advisory representative has trading discretion, the benefits of ownership, or the right to vote or direct the sale of the securities (including, e.g., as part of an investment club); or

                        (iv) any other person if the advisory representative can obtain ownership immediately or at some future time.

                  (B) SECURITIES SUBJECT TO REPORTING: All securities except for U.S. government securities, bankers acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), index-based investment products (e.g., SPDR, QQQ), and, other than BB&T Funds, shares issued by registered open-end mutual funds.

                  (C) Information provided by the advisory representative must be current as of date no more than 45 days before the report is submitted.

            HOW: fill out and deliver to the Director of Compliance (or his or her designee) the Initial Holdings Report, Personal Securities Transaction Report, or Annual Holdings Report, which may be obtained through the Director of Compliance. (An Initial Holdings Report and Annual Holdings Report is included at Appendix J; a Personal Securities Transaction Report is included at Appendix K.)

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            Note: Even if you have no reportable securities accounts or transactions, you must complete the section of the above-mentioned forms that so states.

      9.4.3. PRIVACY OF REPORTED INFORMATION

      All information reported pursuant to the Code of Ethics will be treated as private information and will generally not be disclosed to anyone other than the Director of Compliance and any compliance professional or outside firm specializing in the review of personal securities transactions to whom the Director of Compliance has delegated the review of personal securities transaction reports. The information shall be maintained only in a locked room or smaller compartment to which only the Director of Compliance and his or her designated compliance professionals have access. The information collected will be used for no other purpose than that of monitoring for compliance with the Code of Ethics, and may be shared with supervisory personnel as necessary to evaluate suspected violations of the Policy.

      9.4.4. SECURITIES HELD IN BLIND TRUSTS

      Advisory representatives need not report or obtain pre-clearance for securities held or traded in a blind trust if the Director of Compliance, after reviewing trust documentation for the trust, determines that the trustee is prohibited from informing the advisory representative of the securities held in the trust and is prohibited from accepting from the advisory representative instructions or recommendations as to the purchase or sale of securities in the trust. The Director of Compliance must maintain copies of such trust documentation.

9.6. PROVISIONS APPLICABLE TO ADVISORY REPRESENTATIVES

      9.6.1. SAME-DAY BLACK-OUT PERIOD

      Except as permitted under Section 9.6.2, advisory representatives are prohibited from executing a securities transaction on a day when any account to which they are assigned has a pending "buy" or "sell" order in the same security unless and until that order is fully executed or has been withdrawn.

      Any profits realized on prohibited trades will be required to be disgorged. A pattern of violations will result in disciplinary action and, if appropriate, dismissal.

      9.6.2. DE MINIMIS EXCEPTIONS

      Unless otherwise specified, the blackout period does not apply for a personal transaction in the following circumstances:

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      a)    for publicly traded equity securities with a market capitalization of at least $1 billion, less than 1,000 shares, or

      b) for any fixed income security, less than $25,000 (transaction amount including accrued interest).

      The de minimis allowance shall not be exceeded within any 30 day period. This exception only applies to the blackout provisions. THE DE MINIMIS EXCEPTION DOES NOT APPLY TO INVESTMENT PERSON OR ACCESS PERSONS, AS DEFINED IN SECTION 9.7 BELOW.

      9.6.3. BAN ON SHORT-TERM TRADING PROFITS

      Advisory representatives will not be granted permission to profit from the purchase and sale, or sale and purchase, of the same (or equivalent) non-exempt securities within 30 calendar days.

      9.6.4. PROHIBITION AGAINST PURCHASES IN IPOs

      All advisory representatives are generally prohibited from acquiring any securities in an Initial Public Offering ("IPO"). However, exceptions may be granted where these personnel cannot profit improperly from their position, e.g. deposits in a savings bank converting from a mutual to a stock form of ownership. All such exceptions require reporting and pre-clearance in accordance with the disclosure reporting requirements of this policy.

      9.6.5. PRE-APPROVAL OF PURCHASES IN PRIVATE PLACEMENTS

      Prior to purchasing any security offered as part of a private placement of securities, i.e., securities that are exempt from registration requirements, advisory representatives shall submit or orally dictate a Private Placement Pre-Approval Request Form (a copy of which is included at Appendix M) to the Director of Compliance and shall await notification of approval prior to effecting any purchase.

      After consulting with the President and Chief Investment Officer and/or the portfolio managers for relevant BB&T Funds, the Director of Compliance shall determine whether or not the proposed purchase would conflict with a purchase for any client account and shall notify the requesting person whether clearance has been approved or denied. Any pre-clearance approval is effective for only the day on which the pre-clearance request was approved.

      The Director of Compliance shall note the approval or disapproval and the time at which it was communicated to the requesting person on the Private Placement Pre-Approval Request Form. The Form shall be retained in the files of the

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      Director of Compliance for two years and then shall be retained in storage
      (onsite or off-site) for another three years.

            9.6.5.1. POST-APPROVAL DISCLOSURE OF PRIVATE PLACEMENT PURCHASES

            If any advisory representative who holds privately-placed securities is subsequently involved in the determination of whether to purchase the securities of the same issuer for a BB&T Fund, the investment personnel shall disclose their holdings and refer the decision to the President and Chief Investment Officer or his or her designee.

      9.6.6. GIFTS AND GRATUITIES

      Advisory representatives are prohibited from receiving from any person or entity that does business with or on behalf of a Fund any gift(s) or gratuity(ies) with a (combined) retail value in excess of $250 per year where such gift(s) or gratuity(ies) is(are) in relation to the business of BB&T AM or any BB&T Fund. However, NASD registered persons must still comply with limits on gifts and gratuities. In addition, providing gifts or gratuities to any person or entity that does business with BB&T AM is subject to the same limits described above.

      9.6.7. ENTERTAINMENT

      Offers of entertainment may be accepted only under the following circumstances: (1) the offer of entertainment must not be solicited, (2) the offeror must be present, and (3) the value of the entertainment must be reasonable and customary, and not lavish or unusual.

      9.6.8. SERVICE AS A DIRECTOR

      Advisory representatives are prohibited from serving on the board of directors of any publicly-traded company without the prior authorization of the Director of Compliance. In determining whether to grant such authorization, the Director of Compliance shall consider whether the publicly-traded company is on the Core Model or Core Universe Lists or the Trust Select List, is currently held by a BB&T Fund, or is the type of company that is likely to be on a Core List or the Trust Select List or to be held by a BB&T Fund in the future.

      9.6.9 TRANSACTIONS USING LEVERAGE

      Advisory representatives' use of leverage is generally discouraged. Therefore, all margin trades, uncovered options, and short sales (except "against the box") must be pre-cleared by the Director of Compliance.

      9.6.10. LIMIT ORDERS

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      Advisory representatives are prohibited from placing a "good until cancelled" order or any limit order other than a "same-day" limit order.

      9.6.11. FREQUENT TRADING

      Frequent trading during business hours is prohibited because it may distract advisory representatives from their duty to service client accounts.

9.7. CODE OF ETHICS FOR INVESTMENT PERSONNEL AND ACCESS PERSONS OF THE BB&T
      FUNDS

      9.7.1. WHO ARE "INVESTMENT PERSONNEL" OF EACH BB&T FUND

      The investment personnel of each BB&T Fund are: the portfolio manager for the Fund and all members of the Fund's portfolio management/research team (including analysts); all trading personnel who, either regularly or on an occasional basis, assist in the execution of that Fund's trades; and any other individual who, either individually or as part of a group, makes decisions about that Fund's investments.

      The Director of Compliance shall maintain a list of Investment Personnel, which shall be updated on a timely basis.

      Note: All investment personnel are included in the definition of access persons below and are subject to all provisions applicable to access persons.

      9.7.2. WHO ARE "ACCESS PERSONS" OF THE BB&T FUNDS

      Access Persons of the BB&T Funds are: officers and directors of BB&T AM or of the BB&T Funds, all Investment Personnel as defined above, and any other employees of BB&T AM who in the normal course of their duties obtain information about the investment recommendations relating to one or more Funds or their purchases and sales of securities.

      The Director of Compliance shall maintain a list of Access Persons, which shall be updated on a timely basis.

      9.7.3. PRE-CLEARANCE OF ALL TRADES IN NON-EXEMPT SECURITIES, INCLUDING BB&T FUNDS

      All access persons must pre-clear all transactions in non-exempt securities that are either beneficially owned by the access person or would become beneficially owned as a result of the transaction except for the reinvestment of dividends pursuant to an automatic, nondiscretionary dividend reinvestment plan. Dividend reinvestment plans that provide for investment of voluntary contributions by

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      participants do not qualify for this exception with respect to such voluntary contributions.

      The following securities are exempt from this requirement: U.S. government securities, bankers acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), index-based investment products (e.g., SPDR, QQQ), shares issued by registered open-end mutual funds (except BB&T Funds), and BB&T Corp. stock. THE DE MINIMIS EXCEPTION DESCRIBED IN SECTION 9.6.2 ABOVE DOES NOT APPLY TO ACCESS PERSONS.

            9.7.3.1. PRE-CLEARANCE REQUEST FORM: The access person must submit or orally dictate a Pre-clearance Request Form to the Manager of Trading in the home office of BB&T AM or to the Director of Compliance and must await notification of clearance from the Manager of Trading, Director of Compliance or either's delegate prior to initiating the trade. (A copy of a Pre-Clearance Request Form is included at Appendix L.)

            9.7.3.2. PRE-CLEARANCE PROCESS: Upon receipt or completion of the Pre-clearance Request Form, the Manager of Trading, Director of Compliance, or either's delegate will determine whether or not the proposed transaction would conflict with a proposed or actual transaction for the BB&T Funds and will notify the requesting person whether clearance has been granted or denied.

            The Manager of Trading, Director of Compliance, or either's delegate will note his or her determination and the time at which it was communicated to the requesting person on the Pre-Clearance Request Form.

            9.7.3.3. DURATION AND REVOCATION: Pre-clearance approval remains in effect until the end of the day on which it was obtained.

      9.7.4. PROVISIONS APPLICABLE TO INVESTMENT PERSONNEL

            9.7.4.1. SECURITIES BEING CONSIDERED FOR PURCHASE/SALE BY THE FUND

            Investment personnel are prohibited from purchasing or selling any security that they know or have reason to believe, at the time of such purchase or sale:

                  (a) is being considered for purchase or sale by any Fund;

                  (b) is being recommended for purchase or sale by any Fund; or

                  (c) is being purchased or sold by any Fund.

            9.7.4.2. FOUR-TRADING-DAY BLACK-OUT PERIOD

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            Investment personnel are prohibited from purchasing or selling any security within four (4) trading days before or after the Fund or Funds with respect to which they are investment professionals trade in that security.

            Any profits realized on prohibited trades will be required to be disgorged. A pattern of violations will result in disciplinary action and, if appropriate, dismissal.

            Note: With respect to Funds for which an individual is not an investment professional, he or she may still be subject to the 24-hour black-out period for access persons, discussed below.

      9.7.5. PROVISIONS APPLICABLE TO ACCESS PERSONS

            9.7.5.1. SECURITIES BEING CONSIDERED FOR PURCHASE/SALE BY THE FUND

            Access persons are prohibited from purchasing or selling any security that they know, or have reason to believe, at the time of such purchase or sale:

                  (a) is being considered for purchase or sale by a Fund;

                  (b) is being recommended for purchase or sale by a Fund; or

                  (c) is being purchased or sold by a Fund.

            9.7.5.2. SAME-DAY BLACK-OUT PERIOD

            Access persons are prohibited from executing a securities transaction on a day when a Fund has a pending "buy" or "sell" order in the same security unless and until that order is fully executed or has been withdrawn.

            Any profits realized on prohibited trades will be required to be disgorged. A pattern of violations will result in disciplinary action and, if appropriate, dismissal.

            9.7.5.3. REPORTING OF PERSONAL SECURITIES ACCOUNTS AND TRANSACTIONS

            All access persons (including investment personnel) are subject to the reporting requirements set forth for advisory representatives in
            Section 9.4.2. above.